Exhibit 99.1

Contact: Tu To	(213) 229-5436

FOR IMMEDIATE RELEASE – LOS ANGELES, CALIFORNIA, May 12, 2014

Daily Journal Corporation Announces Preliminary Financial Results

for the Six Months ended March 31, 2014

       Daily Journal Corporation (NASDAQ: DJCO) today announced preliminary financial results for the six months ended March 31, 2014.  The results are preliminary because the Company’s independent registered public accounting firm, Ernst & Young, LLP, has not completed its audit of the Company’s financial statements or its audit of the Company’s internal control over financial reporting for the fiscal year ended September 30, 2013. Accordingly, the Company is not yet able to file with the Securities and Exchange Commission its Form 10-K for fiscal 2013 or its Forms 10-Q for the first and second quarters of fiscal 2014 and is announcing these preliminary results to provide the market with important information about the Company’s performance for the six months ended March 31, 2014. Meanwhile, NASDAQ has granted the Company an exception to regain compliance with its listing rules by June 30, 2014 provided that all required reports are filed by then.

Consolidated revenues were $20,779,000 and $17,446,000 for the six months ended March 31, 2014 and 2013, respectively. This increase of $3,333,000 (19%) was primarily from additional New Dawn (acquired in December 2012) and ISD (acquired in September 2013) revenues of $5,833,000, partially offset by a reduction in trustee sale notice and related service fee revenues of $2,548,000, which is consistent with the recent trend in those revenues.

During the six months ended March 31, 2014, the Company had a consolidated pretax loss of $473,000 as compared to pretax income of $2,925,000 in the prior year period. This was a decrease in profits of $3,398,000 that included $1,983,000 of additional amortizations of intangible acquisition costs. The Company’s traditional business segment pretax income decreased by $2,875,000 (56%) to $2,293,000 from $5,168,000, primarily resulting from the reduction in trustee sale notice and related service fee revenues. The Company’s technology business segment had a pretax loss of $2,766,000 compared to $2,243,000 in the prior year period. The expenses in the 2014 period included $2,618,000 of intangible amortization expenses related to the two acquisitions.

At March 31, 2014, the Company held marketable securities valued at $168,028,000, including unrealized gains of $120,051,000. It accrued a liability of $46,917,000 for income taxes due only upon the sales of the net appreciated securities. The marketable securities consist of common stocks of three Fortune 200 companies, two foreign companies and certain bonds of a sixth, and most of the unrealized gains were in the common stocks.

Comprehensive income includes net (loss) income and unrealized net gains on investments, net of taxes, as summarized below:

Comprehensive Income
	Six months ended March 31
	2014	2013

Net (loss) income	$(373,000)	$1,985,000
Net change in unrealized appreciation of investments (net of taxes)	18,725,000	10,915,000
Comprehensive income	$18,352,000	$12,900,000

     During the six months ended March 31, 2014, there was a preliminary consolidated net loss of $373,000 versus net income of $1,985,000 for the six months ended March 31, 2013. The preliminary net loss per share was $.27 as compared with net income of $1.44 per share in the prior year period.

Financial Information for the Company’s Reportable Segments

	Traditional business	The Technology Companies*	Total
Six months ended March 31, 2014
Revenues	$9,997,000	$10,782,000	$20,779,000
Income (loss) from operations	1,134,000	(2,817,000)	(1,683,000)
Pretax income (loss)	2,293,000	(2,766,000)	(473,000)
Income tax (expense) benefit	(1,190,000)	1,290,000	100,000
Net income (loss)	1,103,000	(1,476,000)	(373,000)
Amortization of intangible assets	---	2,618,000	2,618,000

	Traditional business	Sustain & New Dawn**	Total
Six months ended March 31, 2013
Revenues	$12,439,000	$5,007,000	$17,446,000
Income (loss) from operations	4,122,000	(2,264,000)	1,858,000
Pretax income (loss)	5,168,000	(2,243,000)	2,925,000
Income tax (expense) benefit	(1,660,000)	720,000	(940,000)
Net income (loss)	3,508,000	(1,523,000)	1,985,000
Amortization of intangible assets	---	635,000	635,000

*

Included (i) New Dawn’s financial results with revenues of $4,298,000 and expenses of $6,115,000 (including intangible amortization expenses of $950,000) and (ii) ISD’s financial results with revenues of $5,224,000 and expenses of $4,113,000 (including intangible amortization expenses of $1,668,000).

**	Included New Dawn’s financial results from December 5, 2012 through March 31, 2013 with revenues of $3,690,000 and expenses of $4,046,000 (including intangible amortization expenses of $635,000).

    These preliminary results are based on management’s review of operations for the six months ended March 31, 2014 and remain subject to the completion of our auditor’s review.

     Daily Journal Corporation publishes newspapers and web sites covering California and Arizona, as well as the California Lawyer magazine, and produces several specialized information services. Sustain Technologies, Inc., New Dawn Technologies, Inc. and ISD Technologies, Inc. are wholly-owned subsidiaries and supply case management software systems and related products to courts and other justice agencies.

     This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Certain statements contained in this press release are “forward-looking” statements that involve risks and uncertainties that may cause actual future events or results to differ materially from those described in the forward-looking statements. Words such as “expects,” “intends,” “anticipates,” “should,” “believes,” “will,” “plans,” “estimates,” “may,” variations of such words and similar expressions are intended to identify such forward-looking statements. We disclaim any intention or obligation to revise any forward-looking statements whether as a result of new information, future developments, or otherwise. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove to have been correct. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in documents we file with the Securities and Exchange Commission.

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